EXHIBIT 10.1

February 4, 2014

Mattson Technology, Inc.
47131 Bayside Parkway
Fremont, CA 94538
Attn: Michael Dodson

Re:
Waiver and Amendment Agreement (this “Letter Agreement”) relating to that certain Credit Agreement, dated as of April 12, 2013, among Mattson Technology, Inc., a Delaware corporation (the “Borrower”), the Lenders named therein as parties thereto, and Silicon Valley Bank, a California corporation, in its capacity as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) (as amended prior to the date hereof, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

Dear Mr. Dodson:

An Event of Default has occurred under Section 8.1(c) of the Credit Agreement solely as a result of the breach by the Borrower of the minimum Consolidated EBITDA covenant set forth in Section 7.1(b) of the Credit Agreement with respect to the covenant test date thereunder that occurred on December 31, 2013 (such Event of Default being the “Specified Event of Default”). The Borrower has requested that the Administrative Agent and Silicon Valley Bank, a California corporation, as the current sole Lender under the Credit Agreement, waive the Specified Event of Default for all purposes under the Credit Agreement, and the Administrative Agent and such sole Lender have agreed to provide such waiver with effect from and after the Effective Date (defined below) and upon the terms and conditions set forth herein.

The Borrower has also requested that the Administrative Agent and the sole Lender agree to amend the Credit Agreement in the manner specified herein. The Administrative Agent and the sole Lender have agreed to so amend the Credit Agreement, subject to the terms and conditions set forth herein.

Accordingly, subject to the satisfaction of the conditions to effectiveness described in Section 4 hereof, the parties hereto hereby agree as follows:

1.    Waiver. Notwithstanding anything to the contrary set forth in the Credit Agreement or the other Loan Documents, and subject to the satisfaction of the conditions to effectiveness specified in Section 4 hereof, the Administrative Agent and the sole Lender hereby waive the Specified Event of Default for all purposes under the Credit Agreement as of the Effective Date.
2.    Amendments to Credit Agreement. With effect from and after the Effective Date, the Credit Agreement shall be amended as follows:

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(a)    Section 7.1(b) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

(b)    Minimum Consolidated EBITDA. Permit Consolidated EBITDA, determined as of the last day of each fiscal quarter of the Borrower specified below and with reference to the two consecutive fiscal quarter period of the Borrower then ended, to be less than the correlative amount specified below for such period:

Two Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
March 31, 2013	$(12,500,000)
June 30, 2013	$(11,000,000)
September 30, 2013	$(3,000,000)
December 31, 2013	$6,000,000
March 31, 2014	$6,000,000
June 30, 2014 and thereafter	Determined as set forth immediately below

In the event that the Consolidated Quick Ratio of the Borrower, determined as of the last day of any fiscal quarter of the Borrower occurring on or after June 30, 2014, (i) equals or exceeds 1.25:1.00, the Borrower shall not permit Consolidated EBITDA, determined as of the last day of such fiscal quarter and with reference to the two consecutive fiscal quarter period of the Borrower then ended, to be less than $6,000,000, and (ii) is less than 1.25:1.00, the Borrower shall not permit Consolidated EBITDA, determined as of the last day of such fiscal quarter and with reference to the two consecutive fiscal quarter period of the Borrower then ended, to be less than $10,000,000.

(b)    The form of Compliance Certificate set forth at Exhibit B to the Credit Agreement shall be amended and restated in the form set forth as Exhibit B to this Letter Agreement.

3.    Representations and Warranties. In order to induce the Administrative Agent and the sole Lender to provide the waiver specified in Section 1 hereof and to amend the Credit Agreement in the manner specified in Section 2 hereof, the Borrower represents and warrants to the Administrative Agent and the sole Lender that:

(a)    no Default or Event of Default (other than the Specified Event of Default) exists immediately before or immediately after giving effect to the waiver contemplated in Section 1 above;

(b)    the execution, delivery and performance by the Borrower of this Letter Agreement have been duly authorized by all necessary corporate or other action on the part of the Borrower and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable;

(c)    this Letter Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower and each other Loan Party party hereto or thereto, and are enforceable against each such Person in accordance with their respective terms, without defense, counterclaim or offset; and

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(d)    each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the date hereof, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

4.    Conditions to Effectiveness. This Letter Agreement shall become effective as of the date (the “Effective Date”) upon which each of the following conditions precedent is satisfied:

(a)    the Administrative Agent shall have received from the Borrower and the Required Lenders duly executed original (or, if elected by the Administrative Agent, executed facsimiles followed promptly by executed originals) counterparts of this Letter Agreement;

(b)    the Administrative Agent shall have received from the Guarantor party thereto a duly executed original of the Guarantor Acknowledgment and Consent attached hereto as Exhibit A;

(c)    the Borrower shall have paid to the Administrative Agent, in immediately available funds, a waiver and loan modification fee in the amount of $25,000; and

(d)    the Borrower shall have paid, in accordance with Section 10.5 of the Credit Agreement and Section 10 hereof, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including the reasonable and documented fees and disbursements of outside counsel to the Administrative Agent) which have been invoiced to the Borrower prior to the Effective Date.

5.    Reservation. The Borrower acknowledges and agrees that neither the execution nor the delivery by the Administrative Agent or the Required Lenders of this Letter Agreement shall (a) be deemed to create a course of dealing or otherwise obligate the Administrative Agent or any Lender to grant similar waivers or other modifications of the terms of the Credit Agreement under the same or similar circumstances in the future, or (b) be deemed to create an implied waiver of any right or remedy of the Administrative Agent or the sole Lender with respect to any term or provision of any Loan Document (including any term or provision relating to the occurrence of a Material Adverse Effect).

6.    Governing Law. THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA. This Letter Agreement is subject to the provisions of Section 10.14 of the Credit Agreement relating to jurisdiction, venue, jury trial waiver and judicial reference, which provisions are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

7.    Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns. No third party beneficiaries are intended in connection with this Letter Agreement.

8.    Entire Agreement; Amendments. This Letter Agreement, together with the Credit Agreement and the other Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Letter Agreement supersedes all prior drafts and communications with respect hereto and may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.

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9.    Severability. If any term or provision of this Letter Agreement shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Letter Agreement, respectively.

10.    Reimbursement of Costs and Expenses. The Borrower covenants, in accordance with Section 10.5 of the Credit Agreement, to pay or reimburse the Administrative Agent, upon demand, for all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with the development, preparation, negotiation, execution and delivery of this Letter Agreement.

11.    Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

12.    Loan Document. This Letter Agreement shall constitute a Loan Document.

(Remainder of page intentionally left blank; signature page follows)

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Please indicate your acknowledgement of and agreement with the terms and provisions set forth in this Letter Agreement by countersigning and returning two originally-executed counterpart signature pages hereto to the attention of Lance Peterson at Morrison & Foerster LLP, 425 Market Street, 32nd Floor, San Francisco, CA 94105.

Very truly yours,

SILICON VALLEY BANK, as
Administrative Agent and sole Lender

By:	/s/ Gregory Peterson
Name:	Gregory Peterson
Title:	Vice President

ACKNOWLEDGED AND AGREED:

MATTSON TECHNOLOGY, INC., as
the Borrower

By:	/s/ J. Michael Dodson
Name:	J. Michael Dodson
Title:	Chief Operating Officer and Chief Financial Officer

Signature Page to Waiver and Amendment Agreement
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